Exhibit 10.14
English Summary of
LEASE AGREEMENT

Lessor (Party A): Ningbo Huaye Steel Processing Co., Ltd.
Lessee (Party B): Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd.

In accordance with the applicable regulation, the parties reach the following agreements:

1.	Description of Facility: the facility is located at No. 1 South Tong Yuan Road, Ningbo Camel Machinery & Electronics Industrial Park.

2.	Term:
a.	the term of this lease agreement is 10 years, from September 1, 2004 to August 31, 2013
b.
upon the expiration of this lease agreement, Party A has rights to take back the facility. If Party B desires to renew the lease agreement, Party B shall provide a written notice at least three months prior to the expiration of the lease agreement. Upon approval by Party A, the parties will enter into a new lease agreement based on the terms of this lease agreement.

3.	Rent and Payment Method:
a.	the rent is RMB 80,000 per month and RMB 960,000 per year.
b.	upon the execution of this lease agreement, Party B shall make a deposit equals to one month’s rent. Party B shall make a prepayment of three-month’s rent.

4.
Maintenance of the Facility: during the term of this lease agreement, if Party B discovers any damage or problems with the facility or its ancillary equipment, Party B shall notify Party A; Party A shall make the necessary repair within 3 days after receipt of such notice; If Party A fails to provide timely repair, Party B can make the repair and the related costs shall be borne by Party A; During the term of this lease agreement, Party B shall take reasonable care of the facility and its ancillary equipments. Any damage to the facility caused by Party B’s unreasonable use shall be repaired by Party B.

5.
Sublease and Return of the Facility: Party B shall not sublease the facility to any third party without prior written consent of Party A. If Party B subleases the facility without Party A’s prior approval, Party A has no obligation to return the deposit or rent. The facility shall be at workable condition when Party B returns the facility to Party A.

6.
Other Agreements: during the term of this lease agreement, the parties shall comply with the applicable laws and regulations; Party A shall have right to urge and assist Party B in fire, safety and health related matter; Party B can decorate the facility at its own expenses, provided that such decoration does not affect the structure of the facility; If Party B fails to make its rent payment for one month, Party A has right to a liquidated damage of 5% of the due and unpaid rent and has right to terminate this lease agreement; upon the expiration of this lease agreement, Party B has right of first refusal.

7.
Miscellaneous: during the term of  this lease agreement, if Party A terminates the lease agreement in breach of this lease agreement, it shall pay Party B a liquidated damage equals to 3-month’s rent; if Party B terminates the lease in breach of this lease agreement, Party B shall pay Party A a liquidated damage equals to 3-month’s rent. This lease agreement becomes effective upon execution by both parties.

Party A: Ningbo Huaye Steel Processing Co., Ltd.	Party B: Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd.

(Seal)	(Seal)

Date: August 6, 2004.